UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2021

OneSpan Inc.
(Exact name of registrant as specified in charter)

Delaware	000-24389	36-4169320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 West Wacker Drive, Suite 2050
Chicago, Illinois 60601

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 766-4001

N/A
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	OSPN	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

In August 2021, OneSpan Inc. (the “Company”) began a review of its operations while developing a new multi-year strategic plan. On December 16, 2021, the board of directors of the Company (the “Board”) approved a plan (the “Plan”) designed to advance the Company’s operating model, streamline its business, and enhance its capital resources. The Plan is the first of two phases constituting the multi-year strategic plan. The Company expects to provide additional details regarding the multi-year strategic plan in the second quarter of 2022, at which time any updates to the Plan will also be provided, to the extent appropriate.

As a result of the business review undertaken since August 2021, the Company began taking certain cost reduction actions in August 2021, and on December 16, 2021, the Board approved additional actions that, combined with the prior actions, should achieve initial annual, pre-tax cost savings of approximately $10-$12 million for fiscal year 2022. These savings are primarily derived from headcount reductions (including the elimination of positions), decreased leased office spaces, and other external spend rationalization.

In connection with the Plan, the Company expects to record total charges of approximately $3-4 million, all in the first quarter of 2022. The Company expects that approximately $2.75-$3.75 million of these charges will be severance and related benefit costs and approximately $250,000 of these charges will be related to decreased leased office spaces. The cash payments associated with these charges are expected to be substantially completed in 2022.

Additionally, the Company believes that these identified cost savings provide financial flexibility to invest in its core products and advance its go-to-market strategies. The Company further expects that the actions taken under the Plan should benefit the Company’s long-term goal of accelerating revenue growth in a recurring revenue business model.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the anticipated timing of the announcement of additional details regarding the multi-year strategic plan and any updates to the Plan, the expected effects of the Company’s cost reduction actions, anticipated charges and cash expenditures associated with these actions and the expected benefits of the cost savings. Forward-looking statements may be identified by words such as "seek,” "believe,” "plan,” "estimate,” "anticipate,” “expect,” "intend,” "continue,” "outlook,” "may,” "will,” "should,” "could,” or "might,” and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect the Company’s business and financial results include, but are not limited to: market acceptance of the Company’s products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; the Company’s ability to effectively manage acquisitions, divestitures, alliances, joint ventures, and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that the Company has infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q most recently filed with the Securities and Exchange Commission. The Company’s filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of the Company’s website at investors.onespan.com. The Company does not have any intent, and disclaims any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in the Company’s expectations after the date of this Current Report on Form 8-K, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2021	ONESPAN INC. By: /s/ Steven R. Worth Name: Steven R. Worth Title: General Counsel, Chief Compliance Officer & Corporate Secretary

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